Exhibit 99.2

Summary of FY 2009 TIBCO Spotfire Executive Incentive Compensation Plan

The FY 2009 TIBCO Spotfire Executive Incentive Compensation Plan (the “Spotfire EICP”) of the Spotfire group of TIBCO Software Inc. (the “Spotfire Group”) rewards achievement at specified levels of financial and individual performance.

Under the terms of the Spotfire EICP, each of the eligible executives of the Spotfire Group including Christopher Ahlberg, a Section 16 Officer of TIBCO Software Inc. (the “Company”), has an assigned target bonus level, expressed as a percent of annual base salary. The target bonus levels recognize competitive industry annual bonus pay practices. Actual bonuses paid will be based upon the Spotfire Group’s financial performance, the Company’s financial performance and each participant’s individual performance. Bonuses paid pursuant to the Spotfire EICP are based on five components:

•	Revenue of the Spotfire Division. The first component is based on the growth of the Spotfire product’s gross revenues in fiscal year 2009.

•	Profitability of the Spotfire Group. The second component is based on the Spotfire Group’s Non-GAAP Controllable Margin attained in fiscal year 2009.

•	Revenue of the Company. The third component is based on the growth of the Company’s gross revenues in fiscal year 2009.

•	Profitability of the Company. The fourth component is based on the Company’s Non-GAAP Operating Profits Before Tax (OPBT) attained in fiscal year 2009.

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Individual Performance. The fifth component enables the Compensation Committee to award an annual bonus based on discretionary factors such as each participant’s performance and the Company’s performance against its peer group.

The Compensation Committee’s approval of the terms of the Spotfire EICP shall not be deemed to create an enforceable agreement between the Company and any participant, and the Compensation Committee retains discretion to reduce or refuse to authorize any awards under the Spotfire EICP despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Compensation Committee authorizes payment of any awards under the Spotfire EICP following the completion of any fiscal year measurement periods.